Exhibit 99.1

Helicos BioSciences Announces Launch of Diagnostics Business

CAMBRIDGE, Mass., June 25, 2010 (BUSINESS WIRE) — Helicos BioSciences Corporation (NASDAQ: HLCS) announced today that it is in the early stages of validating molecular diagnostic (MDx) tests that utilize its HeliScope® Single Molecule Sequencer.  The HeliScope Sequencer’s ability to sequence single molecules of natural, unamplified DNA or RNA simplifies the diagnostic testing workflow obviating the need for the amplification steps utilized by most genetic analysis methods.  This ability to eliminate amplification steps has several advantages including the potential for Helicos to sell its MDx tests for substantially less than the price of comparable existing diagnostic tests.

“Our plan to develop and market our own MDx tests is driven by our confidence in the unique capabilities of the HeliScope Sequencer,” stated Ron Lowy, President and Chief Executive Officer.  “Over the past months, we have considered a number of alternatives to our long-term strategic focus and consulted with industry experts, many of whom shared our confidence in the HeliScope Sequencer.  Ultimately, we decided developing tests for the nascent and expanding diagnostics sequencing market presented the best opportunity to deploy technology that will potentially drive rapid near term revenue growth by providing attractively priced MDx tests.”

Helicos believes that the HeliScope Sequencer will have utility across a broad array of MDx tests.  Initially, Helicos is developing a MDx test that will identify gene mutations indicative of a woman’s increased risk of developing hereditary breast or ovarian cancer.  This test is currently scheduled to launch during the second quarter of 2011.

Helicos is also developing additional MDx tests in well-established markets.  Helicos intends over the longer term to use its core technology’s quantitative capabilities to explore developing MDx tests based upon the detection and quantification of foreign DNA/RNA circulating in the bloodstream, such as a non-invasive prenatal diagnostic test.

In furtherance of its new strategic plan, Helicos has begun development of its own genetic testing laboratory for which it expects to seek certification under the Clinical Laboratory Improvement Amendments of 1988 (CLIA).  In connection with this, Helicos recently hired Dr. Robert Wassman as Chief Medical Officer (CMO).  Dr. Wassman has over 25 years of experience in the clinical translation of innovative genetic testing technologies, and has held a variety of professional and senior management positions.  Most recently, he was a Founder and CMO of Good Start Genetics, a company focused on the application of “Next Generation” DNA sequencing to assess individual carrier status for rare genetic disorders.  Previously, he was President of Celula, Inc., which developed instruments for the isolation and analysis of rare, highly informative cells for personalized diagnostics.  Prior to these start-up ventures, he was the Vice President and National Medical Director of Genzyme Genetics, where he held operational responsibility for all clinical services and genetic counseling, and also led business development and new product implementation for their reproductive franchise.

Additional information can be found in Helicos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on April 15, 2010, together with its

Quarterly Report on Form 10-Q for the first fiscal quarter 2010, as filed with the SEC on May 17, 2010.  These reports include a discussion regarding the company’s need to raise capital to pursue this new business of developing molecular diagnostic tests, disclosures regarding the company’s operational results and liquidity position, and additional disclosures regarding other risks and uncertainties faced by Helicos.

About Helicos BioSciences:

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the development and marketing of MDx tests.  Helicos’ proprietary True Single Molecule Sequencing (tSMS)TM technology allows direct measurement of billions of strands of DNA enabling the delivery of competitive MDx tests at lower price points than current tests.  The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800.  For more information, please visit www.helicosbio.com.

Forward Looking Statements:

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, the prospective value of the unique attributes of single molecule sequencing in the diagnostics markets, Helicos’ belief that its technology is capable of meeting needs in the diagnostics markets in the near term, Helicos’ beliefs regarding its ability to introduce successful diagnostic sequencing applications utilizing Helicos technology, Helicos’ beliefs regarding competition from other companies in the diagnostics market, and management’s plans, objectives and strategies.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to successfully implement a strategic shift to focus the business on the diagnostics markets utilizing the HeliScope Sequencer; a third party suing us for infringement of intellectual property rights; the costs of, and potential for an adverse outcome from, any intellectual property litigation; our history of operating losses and ability to achieve profitability; our ability to sustain our technology and know-how; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles in the diagnostics markets; failure of our technology and products; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our remaining personnel following our May 2010 reduction in force and our ability to hire additional skilled personnel required to pursue our diagnostics strategy; our ability to manage our growth while operating with limited resources; our ability to control our operating expenses; general economic and business conditions; our ability to obtain capital when desired on favorable terms including our need for significant additional capital prior to the end of the third quarter 2010 to fund our operations; our current financial resources and substantial doubt about our ability to continue as a going concern; and the volatility of the market price of our common stock.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  While Helicos anticipates that subsequent developments may cause the company’s views to change, Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise, except as required by law.  For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

Contact:

MacDougall Biomedical Communications

Chris Erdman, (781) 235-3060